Exhibit 99.1

Provident Community Bancshares Reports First Quarter Results

ROCK HILL, S.C.--(BUSINESS WIRE)--May 2, 2011--Provident Community Bancshares, Inc. (NASDAQ CM: PCBS) (the “Corporation”) recorded a net loss to common shareholders of $6,000 for the three months ended March 31, 2011 as compared to a net loss of $99,000 for the same period in 2010. Operating results for the current period were impacted by an increase of $245,000 in expenses primarily related to the disposition of foreclosed properties, offset by lower provisions for loan losses due primarily to a net reduction in total loans of $11.4 million. Net loss per common share was $0.00 (diluted) for the three months ended March 31, 2011, versus a net loss of $0.06 per common share (diluted) for the same period in 2010.

At March 31, 2011, assets totaled $400.3 million, a decrease of $8.5 million, or 2.1%, from $408.7 million at December 31, 2010. Investment securities at March 31, 2011 decreased 4.4% to $141.9 million from $148.5 million at December 31, 2010. Fed funds sold at March 31, 2011 increased $10.8 million to $25.3 million from $14.5 million at December 31, 2010 as a result of sales and maturities of securities. Net loans receivable decreased 5.7% to $187.5 million at March 31, 2011 as a result of lower demand and more stringent underwriting standards. Deposits decreased $4.8 million to $308.3 million at March 31, 2011 due to a reduction in funding needs. FHLB advances and other borrowings decreased $2.7 million to $66.8 million at March 31, 2011 due primarily to the maturation of borrowings. Shareholders’ equity decreased $679,000, or 6.6%, to $9.6 million at March 31, 2011 from $10.3 million at December 31, 2010 due primarily to a $790,000 increase in unrealized losses on securities available for sale, offset by net income before accrued preferred stock dividends of $111,000.

Nonperforming loans which are primarily commercial real estate properties were $21.2 million as of March 31, 2011, or 10.9% of total loans, as compared to $18.8 million at December 31, 2010, an increase of $2.4 million. Real estate acquired through foreclosure decreased $1.5 million, to $9.1 million at March 31, 2011 from $10.6 million at December 31, 2010, as a result of the sales of five properties. Bad debt charge-offs, net of recoveries, were $432,000 for the three months ended March 31, 2011 compared to $1.0 million for the same period in 2010.

Dwight V. Neese, President and CEO, said “During the first quarter, our financial performance improved but was still affected by the continued decline in real estate values in the markets we serve. While we remain cautious, we see indications that the credit cycle may have bottomed and has begun to stabilize. We continue to take a very conservative approach on all aspects of managing our loan portfolio, especially collateral valuations. While we realize the financial sector has more challenges ahead, we believe the actions we have taken over the past several years in dealing with risk management systems, loan review systems and technology improvements will have prepared us to deal with whatever issues that are yet to come. We also believe that we have aggressively identified and dealt with our problem loans and believe that the steps that we have taken will enable us to better manage our loan portfolio. We believe that our actions are appropriate in the face of the current economic environment.”

COMPANY INFORMATION

Provident Community Bancshares is the holding company for Provident Community Bank, N.A., which operates nine community oriented banking centers in the upstate of South Carolina that offer a full array of financial services. The Corporation is headquartered in Rock Hill, South Carolina and its common stock is traded on the NASDAQ Capital Market under the symbol PCBS. Please visit our website at www.providentonline.com or contact Wanda J. Wells, SVP/Shareholder Relations Officer at wwells@providentonline.com or Richard H. Flake, EVP/CFO at rflake@providentonline.com.

FORWARD-LOOKING STATEMENTS

Certain matters set forth in this news release may contain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. Forward-looking statements are typically identified by words such as “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project” and other similar words and expressions. Forward-looking statements are subject to numerous assumptions, risk and uncertainties, which may change over time. The Corporation’s performance involves risks and uncertainties that may cause actual results to differ materially from those in such statements. For a discussion of certain factors that may cause such forward-looking statements to differ materially from the Corporation’s actual results, see the Corporation’s Annual Report in Form 10-K for the year ended December 31, 2010, including in the Risk Factors section of that report. Forward-looking statements speak only as of the date they are made. The Corporation does not assume any duty and does not undertake to update its forward-looking statements.

SUMMARY CONSOLIDATED FINANCIAL DATA

Our summary consolidated financial data as of and for the three months ended March 31, 2011, in the opinion of our management, contain all adjustments (consisting of only normal recurring adjustments) necessary to present fairly our financial position and results of operations for such periods in accordance with generally accepted accounting principles.

Financial Highlights (Unaudited) ($ in thousands, except per share data)

	Three Months Ended March 31,
Income Statement Data	2011	2010

Net interest income	$1,985	$2,121
Provision for loan losses	--	896
Net interest income after loan loss provision	1,985	1,225
Non-interest income	646	684
Rental income/OREO properties	174	--
Net (loss)gain on sale of investments	(4)	677
Other-than-temporary-impairment on securities	--	(303)
OREO property write-downs/disposition expense	338	93
Non-interest expense	2,341	2,246
Expense (benefit) for income taxes	11	(74)
Net income	111	18
Accretion of preferred stock to redemption value	2	2
Preferred dividends accrued	115	115
Net Loss to common shareholders	($6)	($99)
Loss per common share: basic	($0.003)	($0.06)
Loss per common share: diluted	($0.003)	($0.06)
Weighted Average Number of
Common Shares Outstanding
Basic	1,790,599	1,790,599
Diluted	1,790,599	1,790,599
Balance Sheet Data	At 3/31/11	At 12/31/10

Total assets	$400,263	$408,718
Cash and due from banks	35,920	24,865
Investment securities	141,897	148,469
Loans	194,472	206,275
Allowance for loan losses	6,949	7,379
Deposits	308,329	313,128
FHLB advances and other borrowings	66,807	69,528
Junior subordinated debentures	12,372	12,372
Total liabilities	390,673	398,449
Shareholders’ equity	9,590	10,269
Preferred shares outstanding	9,266	9,266
Common shares outstanding	1,790,599	1,790,599

Bank Regulatory Capital ratios:
Leverage ratio	5.95%	5.67%
Tier 1 capital ratio	9.85%	9.75%
Total risk-based capital ratio	11.12%	10.99%
Asset Quality
Non-performing loans	$21,232	$18,826
Other real estate owned	9,133	10,618
Total non-performing assets	$30,365	$29,444
Percentage of non-performing loans to total loans	10.92%	9.13%
Percentage of non-performing assets to total assets	7.59%	7.20%
Allowance for loan losses to nonperforming loans	32.73%	39.20%
Allowance for loan losses to total loans	3.58%	3.58%

CONTACT:
Provident Community Bancshares, Inc.
Dwight V. Neese, 803-980-1863
President & Chief Executive Officer